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                                    EXHIBIT 1

                             SECURED PROMISSORY NOTE

$2,124,790.00                                                   November 4, 1998

        FOR VALUE RECEIVED, the undersigned, John P. Casey (the "Borrower"), HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of Ironwood Telecom, LLC, a Colorado limited liability company (the "Lender"), the principal sum of TWO MILLION ONE HUNDRED TWENTY FOUR THOUSAND SEVEN HUNDRED NINETY DOLLARS ($2,124,790.00) (the "Principal Amount") plus all accrued and unpaid interest and fees thereon on the Maturity Date (defined below).

        1. PURCHASE OF COHEN PREFERRED STOCK. The purpose of the loan evidenced by this Secured Promissory Note (the "Loan") and the sole permitted use of the proceeds of the Loan is to finance the payment by the Borrower of the Option Price (as defined in the Option Agreement) to Robert Cohen, Stefanie Rubin, Allyson Cohen, Jeffery Cohen, Alan Cohen, Lenore Katz, Broadway Partners and Meryl Cohen, individually and as custodian for Gabrielle Cohen, Jaclyn Cohen, Erica Cohen and Nicole Cohen (the "Cohen Group") pursuant to the Option Agreement, dated July 15, 1998, as extended, among the Borrower and the members of the Cohen Group (the "Option Agreement"). Upon Borrower's payment of the Option Price to the Cohen Group, the Cohen Group will transfer to the Borrower all of the Series A and Series B Preferred Stock of Incomnet, Inc., a California corporation ("Incomnet") owned by the Cohen Group (the "Cohen Preferred Stock"), pursuant to the terms and conditions set forth in the Option Agreement. The Series A and Series B Preferred Stock of Incomnet owned by the Cohen Group is set forth on Schedule 1 to this Secured Promissory Note.

        2. PAYMENTS

            (a) As set forth above, the Principal Amount and all accrued and unpaid interest and fees thereon shall be due and payable on the Maturity Date. As used herein, "Maturity Date" means the earlier of (i) date on which Incomnet redeems the Cohen Preferred Stock from the Borrower on the terms and conditions set forth in the Board Change Agreement, dated August 28, 1998, among Incomnet, the Borrower and certain other parties (the "Board Change Agreement") and (ii) the date on which the Borrower completes the rights offering described in
Section 3(iii) hereof.

            (b) In addition to paying the Principal Amount on the Maturity Date, the Borrower further promises to pay to the Lender interest on the Principal Amount outstanding hereunder from time to time at the rate of 18% per annum calculated on the

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basis of the actual days elapsed in a year of 365 days. Interest shall be payable on the Maturity Date, together with all of the Principal Amount and fees thereon, if any. Upon the occurrence of an Event of Default, the interest rate applicable to the Principal Amount outstanding of the occurrence of the Event of Default shall, at the option of the Lender, be 21%.

            (c) The Secured Promissory Note is subject to prepayment in whole or in part at any time in increments of $100,000 without premium or penalty. Prepayments shall be applied, first, to all interest then due and payable and, then, to the Principal Amount. Both principal and interest are payable in lawful money of the United States of America and in immediately available funds to the Lender.

            (d) This Secured Promissory Note is secured by certain collateral more specifically described in the Stock Pledge Agreement executed by the Borrower on the date hereof (the "Stock Pledge Agreement").

        3. REPRESENTATIONS, WARRANTIES AND COVENANTS

        Borrower makes the following representations and warranties to the
Lender:

                (i) This Secured Promissory Note in is the legal, valid and binding agreement of Borrower, enforceable against Borrower in accordance with its terms, subject as to enforcement, (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights and
        (ii) to general principles of equity, whether such enforcement is considered in a proceeding at law or in equity;

                (ii) This Secured Promissory Note does not conflict with any law, agreement, or obligation which is material to Borrower and by which, Borrower is bound; and

                (iii) If Incomnet is not legally permitted to redeem the Cohen Preferred Stock prior to the date that is one year after the date that the closing of the purchase of the Cohen Preferred Stock by the Borrower occurs, the Borrower shall undertake a rights offering pursuant to which the Borrower will offer to Incomnet's shareholders the opportunity to purchase the Cohen Preferred Stock from the Borrower for a per share purchase price equal to the per share purchase price (including financing charges and legal fees) paid by Borrower when he purchased the Cohen Preferred Stock from the Cohen Group. The transactions contemplated by this clause (iii) shall be accomplished in accordance with the Board Charge Agreement.

        4. DEFAULT

            (a) Events of Default.


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       The occurrence of any one or more of the following events shall constitute an "Event of Default":

                (i) Borrower fails to make a payment under this Secured Promissory Note when due and such failure continues for 10 consecutive days after notice thereof from the Lender.

                (ii) Borrower fails to meet the conditions of, or fails to perform any obligation under this Secured Promissory Note or the Stock Pledge and Security Agreement

                (iii) Any representation or warranty under this Secured Promissory Note or the Stock Pledge and Security Agreement or any instrument or certificate executed pursuant to this Agreement or in connection with any transaction contemplated hereby shall prove to have been false or misleading in any material respect when made or when deemed to have been made.

                (iv) Borrower files a bankruptcy petition, a bankruptcy petition is filed against Borrower or Borrower makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against Borrower is dismissed within a period of one hundred twenty (120) days after the filing.

            (b) Remedies.

        Upon and after the occurrence of an event of Default, the Lender shall have all of the following rights and remedies:

                (i) All obligations and Indebtedness hereunder may, at the option of Bank and without demand, notice, or legal process of any kind, be declared, and immediately shall become, due and payable; and

                (ii) All of the rights and remedies of a secured party under the California Commercial Code or other applicable law, all of which rights and remedies shall be cumulative, and not exclusive, to the extent permitted by law, in addition to any other rights and remedies contained in this Agreement and in any of the documents or agreements executed in connection herewith.

        5. CONDITIONS

           The effectiveness of this Secured Promissory Note is conditioned upon receipt by the Lender of (i) a fully executed Stock Pledge and Security Agreement and each item to be delivered pursuant thereto and (ii) a fully executed Guarantee from National Telephone & Communication, Inc.


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        6. USE OF PROCEEDS

           The Borrower agrees that it shall apply all of the proceeds of the loan evidenced by this Secured Promissory Note to purchase the Cohen Preferred.

        7. FEES AND EXPENSES

           The Borrower shall pay to the Lender on demand all costs and expenses that the Lender pays or incurs in connection with the negotiation, preparation, consummation, administration, enforcement, and termination of this Secured Promissory Note, including, without limitation reasonable attorneys' and paralegals' fees and disbursements of counsel to the Lender.

        8. MISCELLANEOUS

           (a) This Agreement is binding on the Borrower's and the Lender's successors and assigns. The Borrower and the Lender each hereby agree that it may not assign this Agreement without the prior written consent of the other.

           (b) This Secured Promissory Note is the entire agreement of the Borrower with respect to the subject matter of this Secured Promissory Note.

        THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF COLORADO EXCEPT THAT NO DOCTRINE OF CHOICE OF LAW SHALL BE USED TO APPLY THE LAWS OF ANY OTHER STATE OR JURISDICTION.

                                            /s/ JOHN P. CASEY
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                                            JOHN P. CASEY


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